Filed Pursuant to Rule 433

Registration Statement No. 333-180289

MARKET-LINKED STEP UP NOTES

Investments that provide a potential fixed return at maturity plus potential additional participation in market increases, with full downside risk

Market-Linked Step Up Notes Linked to the S&P 500® Index

Payment at Maturity For each unit, $10 plus:

- If the Market Measure increases from its starting value to a level above the Step Up Value, a return over the Original Offering Price equal to 100% of such increase

- If the Market Measure is unchanged or increases from its starting value, but does not increase above the Step Up Value, a return over the Original Offering Price equal to the Step Up Payment

- If the Market Measure decreases below the Starting Value, a negative return on the Original Offering Price equal to the percentage of such decrease, with up to 100% of the Original Offering Price at risk

Investment Considerations This investment is designed for investors who anticipate that the Market Measure will increase over the term of the notes and are willing to take full downside risk and forgo interim interest payments.

Market Measure S&P 500® Index (Bloomberg symbol: “SPX”)

Step Up Value [111% to 117%] of the Starting Value; to be determined on the pricing date

Step Up Payment [11% to 17%] of the Original Offering Price per unit (or [$1.10 to $1.70] per unit); to be determined on the pricing date

Threshold Value 100% of the Starting Value

Issuer HSBC USA Inc. (“HSBC”)

Term Approximately 2 years

Listing No

Preliminary Offering Documents http://www.sec.gov/Archives/edgar/data/83246/000114420413010495/v335882_fwp.htm

[GRAPH]

Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

• Your investment may result in a loss; there is no guaranteed return of principal.

• Any payments due on the notes are subject to the credit risk of HSBC. If HSBC is unable to make payments on its obligations, you may lose all or substantially all of your investment.

• If you attempt to sell the notes prior to maturity, the price you receive may be less than the Original Offering Price.

• You will have no rights of a holder of the securities represented by the Market Measure.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

MARKET-LINKED STEP UP NOTES

Investments that provide a potential fixed return at maturity plus potential additional participation in market increases, with downside risk below a threshold

Market-Linked Step Up Notes Linked to the EURO STOXX 50® Index

Payment at Maturity For each unit, $10 plus:

- If the Market Measure increases from its starting value to a level above the Step Up Value, a return over the Original Offering Price equal to 100% of such increase

- If the Market Measure is unchanged or increases from its starting value, but does not increase above the Step Up Value, a return over the Original Offering Price equal to the Step Up Payment

- If the Market Measure decreases from its starting value, but does not decrease below the Threshold Value, a return of 0.00% over the Original Offering Price

- If the Market Measure decreases below the Threshold Value, a negative return on the Original Offering Price equal to the percentage of such decrease, with up to 95% of the Original Offering Price at risk

Investment Considerations This investment is designed for investors who anticipate that the Market Measure will increase over the term of the notes and are willing to take downside risk below a threshold and forgo interim interest payments.

Market Measure EURO STOXX 50® Index (Bloomberg symbol: “SX5E”)

Step Up Value [114% to 120%] of the Starting Value; to be determined on the pricing date

Step Up Payment [14% to 20%] of the Original Offering Price per unit (or [$1.40 to $2.00] per unit); to be determined on the pricing date

Threshold Value 95% of the Starting Value

Issuer HSBC USA Inc. (“HSBC”)

Term Approximately 2 years

Listing No

Preliminary Offering Documents http://www.sec.gov/Archives/edgar/data/83246/000114420413012293/v336735_fwp.pdf

[GRAPH]

Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

• Your investment may result in a loss; there is no guaranteed return of principal.

• Any payments due on the notes are subject to the credit risk of HSBC. If HSBC is unable to make payments on its obligations, you may lose all or substantially all of your investment.

• If you attempt to sell the notes prior to maturity, the price you receive may be less than the Original Offering Price.

• You will have no rights of a holder of the securities represented by the Market Measure.

• Your return on the notes may be affected by factors affecting the international securities markets.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

CAPPED LEVERAGED INDEX RETURN NOTES® (CAPPED LIRNS®)

Investments that provide leveraged positive returns up to a cap, with downside risk below a threshold

Capped LIRNs® Linked to a Global Equity Basket

Payment at Maturity For each unit, $10 plus:

- If the Market Measure increases from its starting value, a return over the Original Offering Price equal to 200% of such increase, subject to the Capped Value

- If the Market Measure decreases from its starting value, but does not decrease below the Threshold Value, a return of 0.00% over the Original Offering Price

- If the Market Measure decreases below the Threshold Value, a negative return on the Original Offering Price equal to the percentage of such decrease below the Threshold Value, with up to 90% of the Original Offering Price at risk

Investment Considerations This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take downside risk below the Threshold Value and forgo interim interest payments.

Market Measure A global equity basket comprised of the S&P 500® Index (Bloomberg Symbol: “SPX”), the MSCI EAFE Index (Bloomberg Symbol: “MXEA”), and the MSCI Emerging Markets Index (Bloomberg Symbol: “MXEF”)

Capped Value [10%—14%] over the Original Offering Price, to be determined on the pricing date

Threshold Value 90% of the Starting Value of the Market Measure

Issuer HSBC USA Inc. (“HSBC”)

Term Approximately 2 years

Listing No

Preliminary Offering Documents http://www.sec.gov/Archives/edgar/data/83246/000114420413010499/v335822_fwp.htm

[GRAPH]

Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

• Your investment may result in a loss; there is no guaranteed return of principal.

• Your return on the notes, if any, is limited to the return represented by the Capped Value.

• Any payments due on the notes are subject to the credit risk of HSBC. If HSBC is unable to make payments on its obligations, you may lose all or substantially all of your investment.

• You will have no rights of a holder of the securities represented by the indices comprising the Market Measure.

• If you attempt to sell the notes prior to maturity, the price you receive may be less than the Original Offering Price.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

ACCELERATED RETURN NOTES® (ARNs®)

Investments that provide leveraged positive returns up to a cap, with full downside risk

Accelerated Return Notes® Linked to the Russell 2000® Index

Payment at Maturity For each unit, $10 plus:

- If the Market Measure increases from its starting value, a return over the Original Offering Price equal to 300% of such increase, subject to the Capped Value

- If the Market Measure decreases from its starting value, a negative return on the Original Offering Price equal to the percentage of such decrease, with up to 100% of the Original Offering Price at risk

Investment Considerations This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take full downside risk and forgo interim interest payments.

Market Measure Russell 2000® Index (Bloomberg symbol: “RTY”)

Capped Value [11%—15%] over the Original Offering Price, to be determined on the pricing date

Issuer HSBC USA Inc. (“HSBC”)

Term Approximately 14 months

Listing No

Preliminary Offering Documents http://www.sec.gov/Archives/edgar/data/83246/000114420413010502/v335887_fwp.htm

[GRAPH]

Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

• Your investment may result in a loss; there is no guaranteed return of principal.

• Your return on the notes, if any, is limited to the return represented by the Capped Value.

• Any payments due on the notes are subject to the credit risk of HSBC. If HSBC is unable to make payments on its obligations, you may lose all or substantially all of your investment.

• You will have no rights of a holder of the securities represented by the Market Measure.

• If you attempt to sell the notes prior to maturity, the price you receive may be less than the Original Offering Price.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

STRATEGIC ACCELERATED REDEMPTION SECURITIES®

Investments for flat to moderately bullish markets, subject to a cap, with downside risk below a threshold

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Ford Motor Company

Automatic Call Automatic call if the Observation Level of the Underlying Stock is equal to or greater than the Call Level on any Observation Date

- If called, an investor will receive, per unit, $10 plus a return over the Original Offering Price equal to the applicable Call Premium

Payment at Maturity If not called prior to maturity, for each unit, $10 plus:

- If the Underlying Stock is equal to or greater than the Threshold Value on the final Observation Date, a return of 0.00% over the Original Offering Price.

- If the Underlying Stock is less than the Threshold Value on the final Observation Date, a negative return on the Original Offering Price equal to the percentage of such decrease below the Threshold Value, with up to 95% of your investment at risk

Investment Considerations This investment is designed for investors who anticipate that the Underlying Stock will be equal to or greater than the Call Level on any of the Observation Dates, and are willing to accept that their return on their investment, if any, will be capped at the Call Premium, take downside risk below the Threshold Value, have their investment called prior to maturity, and forgo interim interest payments.

Underlying Stock Common Stock of Ford Motor Company (NYSE symbol: “F”)

Call Premium [5.50%—7.50%] if the notes are called on the first Observation Date, [8.25%—11.25%] if the notes are called on the second Observation Date, and [11.00%—15.00%] if the notes are called on the final Observation Date, to be determined on the pricing date

Observation Dates Approximately 6, 9 and 12 months from the pricing date

Threshold Value 95% of the starting value of the Underlying Stock

Call Level 100% of the starting value of the Underlying Stock

Observation Level The Closing Market Price of the Underlying Stock on any Observation Date (as described in the Preliminary Offering Documents)

Issuer HSBC USA Inc. (“HSBC”)

Term Approximately one year

Listing No

Preliminary Offering Documents http://www.sec.gov/Archives/edgar/data/83246/000114420413010489/v335885_fwp.htm

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

• If your notes are not called prior to maturity, your investment may result in a loss.

• Your return on the notes, if any, is limited to the Call Premium.

• Any payments due on the notes are subject to the credit risk of HSBC. If HSBC is unable to make payments on its obligations, you may lose all or substantially all of your investment.

• You will not have the rights of a holder of the Underlying Stock, and you will not be entitled to receive any shares of the Underlying Stock or dividends or other distributions by the issuer of the Underlying Stock.

• If you attempt to sell the notes prior to maturity, the price you receive may be less than the Original Offering Price.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

HSBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for each offering to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HSBC, any agent, or any dealer participating in these offerings will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.